As filed with the Securities and Exchange Commission on February 18, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Varex Imaging Corporation

(Exact name of Registrant as specified in its charter)

Delaware	81-3434516
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1678 S. Pioneer Road, Salt Lake City, Utah 84104 (Address of Principal Executive Offices) (Zip Code)

Varex Imaging Corporation 2020 Omnibus Stock Plan

(Full title of the plans)

Kimberley E. Honeysett

Senior Vice President, General Counsel and Corporate Secretary

Varex Imaging Corporation

1678 S. Pioneer Road

Salt Lake City, Utah 84104

800-432-4422

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

  CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	5,097,488(1)(2)	$25.05(3)	$127,692,074.40(3)	$16,574.44(3)

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) covers such additional and indeterminate number of shares of the common stock (“Common Stock”) of Varex Imaging Corporation (the “Registrant”) as may become issuable by reason of stock dividends, stock splits or similar transactions.
(2)	Represents the number of shares of Common Stock issuable pursuant to awards granted under the Registrant’s 2020 Omnibus Stock Plan.
(3)	Estimated solely for the purposes of determining the amount of the registration fee, in accordance with Rule 457(c) and 457(h) of the Securities Act, on the basis of the average of the high and low sales prices per share of the Common Stock as reported on the Nasdaq Global Select Market on February 12, 2020.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 27, 2019, filed on December 20, 2019 (the “2019 10-K”);

(b)	All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since September 27, 2019; and

(c)	The description of the Registrant’s Common Stock contained in Exhibit 4.1, filed on December 20, 2019 with the 2019 10-K.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Registrant’s amended and restated certificate of incorporation will include such an exculpation provision. The Registrant’s amended and restated certificate of incorporation and bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated certificate of incorporation and bylaws will also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s amended and restated certificate of incorporation will expressly authorize the Registrant to carry directors’ and officers’ insurance to protect the Registrant, its directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that will be in the Registrant’s amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Registrant’s directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. However, these provisions will not limit or eliminate the Registrant’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws.

The Registrant has obtained director and officer liability insurance to cover liabilities directors and officers may incur in connection with their services to the Registrant.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5.1)
24*	Power of Attorney (included as part of the signature pages of the Registration Statement)
99.1*	Varex Imaging Corporation 2020 Omnibus Stock Plan and related forms of award agreements

* Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on February 18, 2020.

Varex Imaging Corporation

By:	/s/ Kimberley E. Honeysett
Kimberley E. Honeysett
Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Kimberley E. Honeysett, Sunny S. Sanyal and Clarence R. Verhoef, as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Sunny S. Sanyal	President and Chief Executive Officer and Director	February 18, 2020
Sunny S. Sanyal	(Principal Executive Officer)

/s/ Clarence R. Verhoef	Senior Vice President and Chief Financial Officer	February 18, 2020
Clarence R. Verhoef	(Principal Financial Officer)

/s/ Kevin B. Yankton	Corporate Controller and Chief Accounting Officer	February 18, 2020
Kevin B. Yankton	(Principal Accounting Officer)

/s/ Ruediger Naumann-Etienne	Chairman of the Board	February 18, 2020
Ruediger Naumann-Etienne

/s/ Jocelyn D. Chertoff	Director	February 18, 2020
Jocelyn D. Chertoff

/s/ Jay K. Kunkel	Director	February 18, 2020
Jay K. Kunkel

/s/ Erich R. Reinhardt	Director	February 18, 2020
Erich R. Reinhardt

/s/ Walter M Rosebrough, Jr.	Director	February 18, 2020
Walter M Rosebrough, Jr.

/s/ Christine A. Tsingos	Director	February 18, 2020
Christine A. Tsingos

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